Exhibit 10.2

Mynaric AG • Dornierstr. 19 • 82205 Gilching • Germany

Mynaric AG

Stock option program 2020	Aktienoptionsprogramm 2020

Option conditions for subscription rights from the stock option program 2020	Optionsbedingungen für Bezugsrechte aus dem Aktienoptionsprogramm 2020

On June 12, 2020, the Annual General Meeting of Mynaric AG, Gilching/Munich County, (hereinafter also referred to as “Mynaric” or the “Company”) resolved a stock option program 2020, on the basis of which members of the Management Board of the Company or managing directors of companies affiliated with the Company (“Group 1”) as well as employees of the Company or of companies affiliated with the Company in Germany and abroad (“Group 2”) (Group 1 and Group 2 together also referred to as “beneficiaries”) may be granted subscription rights to new bearer or registered shares of the Company (the “subscription rights”).	Die Hauptversammlung der Mynaric AG, Gilching/Landkreis München, (nachfolgend auch “Mynaric” oder die “Gesellschaft”) hat am 12. Juni 2020 ein Aktienoptionsprogramm 2020 beschlossen, auf dessen Grundlage Mitgliedern des Vorstandes der Gesellschaft oder Geschäftsführern von mit der Gesellschaft verbundenen Unternehmen (“Gruppe 1”) sowie Arbeitnehmern der Gesellschaft oder von mit der Gesellschaft verbundenen Unternehmen im In- und Ausland (“Gruppe 2”) (Gruppe 1 und Gruppe 2 gemeinsam auch “Bezugsberechtigte”) in einer oder mehreren Tranchen Bezugsrechte auf neue, auf den Inhaber oder den Namen lautende Aktien der Gesellschaft (die “Bezugsrechte”) gewährt werden können.

The Supervisory Board and the Management Board have decided to make use of this authorization. These option conditions apply to the subscription rights of the stock option program 2020. They form an integral part of the subscription rights with the beneficiaries.	Der Aufsichtsrat und der Vorstand haben beschlossen, von dieser Ermächtigung Gebrauch zu machen. Für die Bezugsrechte des Aktienoptionsprogramms 2020 gelten diese Optionsbedingungen. Sie bilden einen integralen Bestandteil der Bezugsrechte mit den Bezugsberechtigten.

Mynaric AG
Dornierst. 19, 82205 Gilching, Germany T + 49 (8105) 7999 0, F + 49 (8105) 7999 950 info@mynaric.com

Executive Board: Bulent Altan (CEO); Stefan Berndt-von Bülow (CFO)

Chairman of Supervisory Board: Dr. Manfred Krischke

Legal: HRB 232763 (Local Court of Munich), VAT reg. no. DE313465945

Bank: IBAN DE52 7007 0010 0014 6936 00, BIC DEUTDEMMXXX, Deutsche Bank

www.mynaric.com

1. Content of subscription rights, total volume and its distribution	1. Inhalt der Bezugsrechte, Gesamtvolumen und dessen Aufteilung

1.1 Each subscription right entitles the beneficiary to purchase one new bearer share in Mynaric at the exercise price in accordance with these option conditions.	1.1. Jedes Bezugsrecht berechtigt den Bezugsberechtigten nach Maßgabe dieser Optionsbedingungen zum Bezug je einer neuen, auf den Inhaber lautenden Aktie der Mynaric zum Ausübungspreis.

1.2 Under this stock option program, up to 34,473 subscription rights may be issued once or several times up to 31 December 2025. The total volume is broken down as follows:	1.2. Unter diesem Aktienoptionsprogramm können bis zum 31. Dezember 2025 einmal oder mehrmals bis zu 34.473 Bezugsrechte ausgegeben werden. Das Gesamtvolumen teilt sich wie folgt auf:

• The beneficiaries of Group 1 will receive a maximum of 14,473 subscription rights in total, • the beneficiaries of group 2 receive a maximum of 20,000 subscription rights in total.	• Die Bezugsberechtigten der Gruppe 1 erhalten zusammen höchstens 14.473 Bezugsrechte, • die Bezugsberechtigten der Gruppe 2 erhalten zusammen höchstens 20.000 Bezugsrechte.

2. Issue period, exercise periods, waiting period, limitation, exercisability	2. Ausgabezeitraum, Ausübungszeiträume, Wartezeit, Begrenzung, Ausübbarkeit

2.1 The subscription rights are issued by concluding an individual agreement between the Company and the respective beneficiary (the “Individual Agreement”).	2.1 Die Begebung der Bezugsrechte erfolgt durch Abschluss einer Individualvereinbarung zwischen der Gesellschaft und dem jeweiligen Bezugsberechtigten (die “Individualvereinbarung”).

2.2  Subscription rights may be issued up to four times within the authorization period in accordance with a programme that may be issued once or repeatedly within a fiscal year, in each case within the last five trading days of a quarter (the “issue period”). The issue date shall be the date on which the offer to grant subscription rights is received by the beneficiaries, irrespective of the date of acceptance of the offer. The offer may specify a later date as the issue date.

2.2  Bezugsrechte können innerhalb des Ermächtigungszeitraums nach einem einmal oder wiederholt aufzulegenden Programm bis zu vier Mal innerhalb eines Geschäftsjahres begeben werden und zwar jeweils innerhalb der letzten fünf Börsentage eins Quartals (jeweils der „Ausgabezeitraum“). Als Ausgabetag gilt der Zeitpunkt, zu dem den Bezugsberechtigten das Angebot zur Gewährung von Bezugsrechten zugeht, ungeachtet des Zeitpunkts der Annahme des Angebots. Im Angebot kann ein späterer Zeitpunkt als Ausgabetag bestimmt werden.

2.3  The subscription rights may be exercised by the beneficiaries within three years of the date on which the waiting period expires. Within this period, subscription rights may be exercised within four weeks of the announcement of the results of the annual or semi-annual financial

2.3  Die Bezugsrechte können von den Bezugsberechtigten innerhalb von drei Jahren nach dem Zeitpunkt ausgeübt werden, zu dem die Wartezeit abgelaufen ist. Innerhalb dieses Zeitraums können Bezugsrechte innerhalb von vier Wochen nach Bekanntgabe der Ergebnisse des Jahres- oder Halbjahresabschlusses statements for a fiscal year (“exercise period”). The exercise period may be reasonably extended by the Management Board of the Company or, insofar as members of the Management Board of the Company are affected, by the Supervisory Board of the Company, if the exercise is not possible at the end of the original exercise period due to statutory provisions. The term of the subscription rights ends at the end of the respective (possibly extended) exercise period. Subscription rights that have not been exercised by the end of the respective exercise period expire without compensation.

    eines Geschäftsjahres ausgeübt werden („Ausübungszeitraum“). Der Ausübungszeitraum kann vom Vorstand der Gesellschaft bzw., soweit Mitglieder des Vorstands der Gesellschaft betroffen sind, vom Aufsichtsrat der Gesellschaft angemessen verlängert werden, sofern aufgrund gesetzlicher Vorschriften die Ausübung zum Ablauf des ursprünglichen Ausübungszeitraums nicht möglich ist. Die Laufzeit der Bezugsrechte endet nach Ablauf des jeweiligen (ggf. verlängerten) Ausübungszeitraums. Bezugsrechte, die bis zum Ablauf des jeweiligen Ausübungszeitraums nicht ausgeübt worden sind, verfallen entschädigungslos.

2.4  Subscription rights can only be exercised after the end of the waiting period. The waiting period of a tranche of subscription rights begins in each case on the specified issue date and ends at the earliest at the end of the fourth anniversary of the issue date (“waiting period”).

2.4  Bezugsrechte können erstmals nach Ablauf der Wartezeit ausgeübt werden. Die Wartezeit einer Tranche von Bezugsrechten beginnt jeweils mit dem festgelegten Ausgabetag und endet frühestens mit dem Ablauf des vierten Jahrestags nach dem Ausgabetag (“Wartezeit”).

2.5  The company is entitled to limit the number of subscription rights to be exercised in an exercise period to a maximum total number at its reasonable discretion (§ 315 BGB), if this appears to be necessary for objective reasons (e.g. securing Mynaric’s share price, securing the usability of the new shares). If in this case the total number of subscription rights exercised by the beneficiaries exceeds the maximum limit set by the company, the subscription rights are deemed to be exercised in a number that - with reference to the maximum limit - corresponds to the ratio of the subscription rights actually exercised by the holder of the subscription rights to the total number of subscription rights exercised in this exercise period, i.e. the number of subscription rights exercised is reduced accordingly on a pro rata basis.

2.5  Die Gesellschaft ist berechtigt, die Anzahl der in einem Ausübungszeitraum maximal insgesamt auszuübenden Bezugsrechte nach billigem Ermessen (§ 315 BGB) zu begrenzen, wenn dies aus sachlichen Gründen (z. B. Sicherung des Aktienkurses der Mynaric, Sicherung der Verwertbarkeit der jungen Aktien) geboten erscheint. Soweit in diesem Fall die Gesamtzahl der von den Bezugsberechtigten ausgeübten Bezugsrechte die von der Gesellschaft festgesetzte Höchstgrenze übersteigt, gelten die Bezugsrechte in einer Anzahl als ausgeübt, die – bezogen auf die Höchstgrenze – dem Verhältnis der vom Bezugsrechtsinhaber tatsächlich ausgeübten Bezugsrechte zur Gesamtzahl der in diesem Ausübungszeitraum ausgeübten Bezugsrechte entspricht, d. h. die Anzahl der ausgeübten Bezugsrechte reduziert sich entsprechend pro rata.

2.6  Subscription rights may only be exercised if the waiting period has expired and if the performance target has been achieved. The subscription rights are serviced in shares of the company, whereby one subscription right entitles the holder to subscribe to one share each.

2.6 Bezugsrechte sind nur ausübbar, wenn die Wartezeit abgelaufen ist und wenn das Erfolgsziel erreicht wurde.

3. Exercise price	3. Ausübungspreis

3.1  When the subscription rights are exercised, the exercise price is payable for each share to be subscribed. The “exercise price” per share corresponds to the volume-weighted 6-months average price of the share or the volume-weighted 6-month average price, to be converted into amounts per share, of the right or certificate representing the share in the trading system with the highest total trading volume in shares of the Company or in rights or certificates representing such shares on the ten days preceding the day before the issue period on which this trading system has been open for general stock exchange trading. For periods in which the trading system with the highest total trading volume in shares of the Company or in rights or certificates representing such shares on the ten days preceding the day before the issue period on which this trading system has been open for general stock exchange trading is the Frankfurt Stock Exchange, the exercise price per share shall correspond to the volume-weighted 6-months average price of the share in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange on the day before the issue period. The minimum exercise price shall be at least equal to the lowest issue price within the meaning of Section 9 (1) AktG.

3.1  Bei Ausübung der Bezugsrechte ist für jede zu beziehende Aktie der Ausübungspreis zu zahlen. Der „Ausübungspreis“ je Aktie entspricht dem volumengewichteten 6-Monats- Durchschnittskurs der Aktie der Gesellschaft oder dem in Beträge je Aktie umzurechnenden volumengewichteten 6-Monats-Durchschnittskurs des die Aktie vertretenden Rechts oder Zertifikats im Handelssystem mit dem höchsten gesamten Handelsumsatz an Aktien der Gesellschaft oder an solche vertretenden Rechten oder Zertifikaten an den zehn dem Tag vor dem Ausgabezeitraum vorangehenden Tagen, an denen dieses Handelssystem für den allgemeinen Börsenhandel geöffnet gewesen ist. Für Zeiträume, in denen das Handelssystem mit dem höchsten gesamten Handelsumsatz an Aktien der Gesellschaft oder an solche vertretenden Rechten oder Zertifikaten an den zehn dem Tag vor dem Ausgabezeitraum vorangehenden Tagen, an denen dieses Handelssystem für den allgemeinen Börsenhandel geöffnet gewesen ist, die Frankfurter Wertpapierbörse ist, entspricht der Ausübungspreis je Aktie dem volumengewichteten 6-Monats-Durchschnittskurs der Aktie im Xetra- Handel (oder einem vergleichbaren Nachfolgesystem) an der Frankfurter Wertpapierbörse am Tag vor dem Ausgabezeitraum. Der Mindestausübungspreis entspricht mindestens dem geringsten Ausgabebetrag im Sinne von § 9 Abs. 1 AktG.

3.2 The exercise price is payable when the subscription right is exercised.	3.2 Der Ausübungspreis ist mit Ausübung des Bezugsrechts zahlbar.

4. Performance target	4. Erfolgsziel

4.1 Subscription rights may only be exercised if and to the extent that the performance target has been achieved as described below:	4.1. Bezugsrechte können nur ausgeübt werden, wenn und soweit das Erfolgsziel wie nachfolgend beschrieben erreicht wurde:

The performance target is linked to the absolute performance of the company’s share price during the waiting period. The subscription rights may be exercised if the 6-month volume-weighted average price of the

Das Erfolgsziel ist an die absolute Kursentwicklung der Aktie der Gesellschaft während der Wartezeit gekoppelt. Die Bezugsrechte können ausgeübt werden, wenn der volumengewichtete 6-Monats- Durchschnittskurs der Aktie der

Company’s share or the 6-month volume-weighted average price, to be converted into amounts per share, of the right or certificate representing the share in the trading system with the highest total trading volume in shares of the Company or in rights or certificates representing such shares on the ten last days prior to the expiry date of the waiting period on which this trading system has been open for general stock exchange trading is at least 20% above the exercise price at the end of the waiting period. For periods in which the trading system with the highest total trading volume in shares of the Company or in rights or certificates representing such shares on the ten last days prior to the expiry date of the waiting period on which this trading system has been open for general stock exchange trading is the Frankfurt Stock Exchange, the stock options may be exercised if the volume-weighted 6-month average price of the Company’s shares in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange at the expiry of the waiting period is at least 20% above the exercise price.

Gesellschaft oder der in Beträge je Aktie umzurechnende volumengewichtete 6- Monats-Durchschnittskurs des die Aktie vertretenden Rechts oder Zertifikats in dem Handelssystem mit dem höchsten gesamten Handelsumsatz an Aktien der Gesellschaft oder an solche vertretenden Rechten oder Zertifikaten an den zehn letzten Tagen vor dem Tag des Ablaufs der Wartezeit, an denen dieses Handelssystem für den allgemeinen Börsenhandel geöffnet gewesen ist, bei Ablauf der Wartezeit mindestens 20% über dem Ausübungspreis liegt. Für Zeiträume, in denen das Handelssystem mit dem höchsten gesamten Handelsumsatz an Aktien der Gesellschaft oder an solche vertretenden Rechten oder Zertifikaten an den zehn letzten Tagen vor dem Tag des Ablaufs der Wartezeit, an denen dieses Handelssystem für den allgemeinen Börsenhandel geöffnet gewesen ist, die Frankfurter Wertpapierbörse ist, können die Aktienoptionen ausgeübt werden, wenn der volumengewichtete 6-Monats- Durchschnittskurs der Aktie der Gesellschaft im Xetra-Handel (oder einem vergleichbaren Nachfolgesystem) an der Frankfurter Wertpapierbörse bei Ablauf der Wartezeit mindestens 20% über dem Ausübungspreis liegt.

4.2  In the event of a change in stock exchange practices, the provisions of these option conditions must be interpreted in such a way that they come as close as possible to the original intention. If the Xetra trading system is replaced by a successor system, this successor system must be taken into account.

4.2.   Bei einer Änderung der Börsenusancen sind die Bestimmungen dieser Optionsbedingungen so auszulegen, dass sie dem ursprünglich Gewollten möglichst nahe kommen. Bei einer Ablösung des Xetra-Handelssystems durch ein Nachfolgesystem ist auf dieses Nachfolgesystem abzustellen.

5. Exercise of subscription rights	5. Ausübung der Bezugsrechte

5.1  The subscription rights are exercised by means of a written, personally signed declaration to the Company (“subscription declaration”), which must be received by the Company in duplicate within an exercise period. The form available from the Company must be used for the subscription declaration.

5.1  Die Ausübung der Bezugsrechte erfolgt durch schriftliche, eigenhändig unterschriebene Erklärung gegenüber der Gesellschaft („Bezugserklärung“), die dieser innerhalb eines Ausübungszeitraums in doppelter Ausfertigung zugehen muss. Für die Bezugserklärung ist der bei der Gesellschaft erhältliche Vordruck zu verwenden.

5.2 In addition to the information required by § 198 German Stock Corporation Act, the subscription declaration must contain the number of subscription	5.2 Über die Angaben nach § 198 AktG hinaus hat die Bezugserklärung die Anzahl der Bezugsrechte, welche der Bezugsrechtsinhaber ausüben möchte, sowie die Angabe eines rights that the holder of subscription rights wishes to exercise and the details of a securities account of the holder of subscription rights for the registration of the shares of Mynaric. The number of subscription rights exercised must be divisible by 100, unless a subscription right holder exercises all subscription rights to which he is entitled.

Wertpapierdepots des Bezugsrechtsinhabers zur Einbuchung der Aktien der Mynaric zu enthalten. Die Anzahl der ausgeübten Bezugsrechte muss durch 100 teilbar sein, es sei denn, ein Bezugsrechtsinhaber übt alle ihm zustehenden Bezugsrechte aus.

If the number of exercisable subscription rights is reduced due to the fact that the maximum number of subscription rights determined for an exercise period (item 2.5 of the option conditions) has been exceeded, Mynaric will inform the holder of subscription rights of this fact and inform the holder of the maximum number of subscription rights that can be exercised in this exercise period. In this case, the beneficiary shall immediately issue a new subscription declaration within the meaning of this provision. This new subscription declaration may not relate to more than the maximum number of subscription rights which the beneficiary has been notified of and which he may exercise.

Soweit sich die Anzahl der ausübbaren Bezugsrechte wegen einer Überschreitung der für einen Ausübungszeitraum festgelegten Höchstgrenze (Ziffer 2.5 der Optionsbedingungen) reduziert, wird Mynaric den Bezugsberechtigten hierauf hinweisen und ihm die Höchstzahl der von ihm in diesem Ausübungszeitraum ausübbaren Bezugsrechte mitteilen. In diesem Fall hat der Bezugsberechtigte unverzüglich eine neue Bezugserklärung im Sinne dieser Vorschrift auszufertigen. Diese neue Bezugserklärung darf sich höchstens auf die dem Bezugsberechtigten mitgeteilten Höchstanzahl der von ihm ausübbaren Bezugsrechte beziehen.

5.3  The subscription declaration can only be submitted within the respective exercise period, and in the case of a notified excess of the maximum limit within one week of receipt of the notification from Mynaric. In order to be effective, it must be received by Mynaric at the latest on the last day of the exercise period. A subscription declaration sent by fax in due time is considered to have been received in time if the original is received at the latest on the third stock exchange trading day following receipt of the fax. A declaration by e-mail is permissible if it contains the original of the signed subscription declaration as a file attachment (e.g. in pdf or tif format) and the original is received no later than on the third stock exchange trading day following receipt of the e-mail.

5.3  Die Abgabe der Bezugserklärung kann nur innerhalb des jeweiligen Ausübungszeitraums erfolgen, im Falle einer mitgeteilten Überschreitung der Höchstgrenze innerhalb von einer Woche seit Zugang der Mitteilung der Mynaric. Sie muss zu ihrer Wirksamkeit der Mynaric spätestens am letzten Tag des Ausübungszeitraums zugegangen sein. Eine mittels Telefax fristgerecht übermittelte Bezugserklärung gilt als rechtzeitig zugegangen, wenn das Original spätestens am dritten auf den Zugang des Telefaxes folgenden Börsenhandelstag zugeht. Eine Erklärung per E-Mail ist zulässig, wenn sie das Original der unterzeichneten Bezugserklärung als Dateianhang (z. B. im pdf- oder tif-Format) enthält und das Original spätestens am dritten auf den Zugang des E-Mails folgenden Börsenhandelstag zugeht.

5.4  Upon exercise of the subscription rights, the exercise price is payable to Mynaric. Upon receipt of the payment of the exercise price to the account specified in the subscription declaration, Mynaric will immediately credit the holder of subscription rights with the number of shares corresponding to the exercised

5.4.   Mit Ausübung der Bezugsrechte ist der Ausübungspreis an die Mynaric zu zahlen. Nach Eingang der Zahlung des Ausübungspreises auf das in der Bezugserklärung angegebene Konto wird Mynaric dem Bezugsrechtsinhaber unverzüglich die den ausgeübten Bezugsrechten entsprechende Anzahl an Aktien gutschreiben. Mynaric ist berechtigt, mit Bezugsrechtsinhabern subscription rights. Mynaric is entitled to make a different arrangement with holders of subscription rights with regard to individual exercise periods, in particular to provide for a later maturity of the exercise price and to credit the shares to the holder of subscription rights at a later date if this is necessary for objective reasons, in particular to avoid a profit entitlement of the delivered shares differing from the existing shares. In this case Mynaric will determine a correspondingly later maturity of the exercise price.

hinsichtlich einzelner Ausübungszeiträume eine hiervon abweichende Regelung zu treffen, insbesondere eine spätere Fälligkeit des Ausübungspreises vorzusehen und die Aktien zu einem späteren Zeitpunkt dem Bezugsrechtsinhaber gutzuschreiben, wenn dies aus sachlichen Gründen geboten ist, insbesondere, um eine zu den bestehenden Aktien unterschiedliche Gewinnberechtigung der gelieferten Aktien zu vermeiden. In diesem Fall wird Mynaric eine entsprechend spätere Fälligkeit des Ausübungspreises festlegen.

The subscription declaration can determine that subscription rights expire if payments have not been made within a reasonable period of time after the end of the exercise period in which the subscription rights were exercised. A period of two weeks shall be deemed reasonable. The subscription declaration or the exercise declaration may contain a direct debit agreement for the payment of the exercise price as well as a debit order for direct debits.

Die Bezugserklärung kann bestimmen, dass Bezugsrechte verfallen, soweit Zahlungen nicht binnen einer angemessenen Frist nach Ablauf des Ausübungszeitraumes, in dem die Bezugsrechte ausgeübt wurden, erfolgt sind. Eine Frist von zwei Wochen gilt als angemessen. Die Bezugserklärung oder die Ausübungserklärung können für die Zahlung des Ausübungspreises eine Lastschriftvereinbarung sowie einen Abbuchungsauftrag für Lastschriften enthalten.

5.5  Mynaric fulfils its obligation to transfer shares with new shares using the Contingent Capital 2020 and, to the extent permitted by law, has the power to deliver own shares instead of new shares in whole or in part. The holder of subscription rights is obliged to accept the shares offered by Mynaric in fulfilment of his subscription rights. Furthermore, the company is entitled to pay out in cash, in whole or in part, instead of delivering (new or own) shares, the value of the shares to be delivered upon exercise of subscription rights minus the exercise price. The decision as to which alternative is chosen by the Company in each individual case is made by the Management Board of the Company or, insofar as members of the Management Board of the Company are affected, by the Supervisory Board of the Company.

5.5  Mynaric erfüllt ihre Verpflichtung zur Übereignung von Aktien mit neuen Aktien unter Inanspruchnahme des Bedingten Kapitals 2020. Ihr steht, soweit gesetzlich zulässig, die Befugnis zu, anstatt neuer Aktien ganz oder teilweise eigene Aktien zu liefern. Der Bezugsrechtsinhaber ist verpflichtet, die von der Mynaric angebotenen Aktien in Erfüllung seiner Bezugsrechte anzunehmen. Ferner ist die Gesellschaft berechtigt, ganz oder teilweise an Stelle der Lieferung von (neuen oder eigenen) Aktien den Wert der bei Ausübung von Bezugsrechten zu liefernden Aktien abzüglich des Ausübungspreises in bar auszuzahlen. Die Entscheidung, welche Alternative von der Gesellschaft im Einzelfall gewählt wird, trifft der Vorstand der Gesellschaft bzw., soweit Mitlieder des Vorstands der Gesellschaft betroffen sind, der Aufsichtsrat der Gesellschaft.

5.6  The new no-par-value bearer or registered shares are eligible for dividends from the beginning of the fiscal year for which, at the time the subscription right is exercised, no resolution by the Annual General Meeting on the appropriation of net income has yet been passed.

5.6  Die neuen, auf den Inhaber oder den Namen lautenden Stückaktien nehmen vom Beginn des Geschäftsjahres an, für das zum Zeitpunkt der Ausübung des Bezugsrechts noch kein Beschluss der Hauptversammlung über die Verwendung des Bilanzgewinns gefasst worden ist, am Gewinn teil.

6. Termination of service or employment relationship, Leaving the company	6. Beendigung des Dienst- oder Arbeitsverhältnisses, Ausscheiden von Betrieben

6.1  Subject to the following provisions and Section 7.2, subscription rights may only be exercised by the holder of subscription rights and only if the holder of subscription rights is in an ongoing service or employment relationship with a participating company at the time of exercise or if the service or employment relationship ends at a point in time after the granting of the subscription rights due to the expiry of a specified time limit, retirement or amicable termination.

6.1  Vorbehaltlich nachfolgender Bestimmungen und Ziffer 7.2 dürfen Bezugsrechte nur vom Bezugsrechtsinhaber und nur dann ausgeübt werden, wenn der Bezugsrechtsinhaber zum Zeitpunkt der Ausübung in einem ungekündigten Dienst- oder Arbeitsverhältnis zu einem beteiligten Unternehmen steht oder das Dienst-oder Arbeitsverhältnis zu einem nach der Gewährung der Bezugsrechte liegenden Zeitpunkt aufgrund Ablaufs einer vorgesehenen Befristung, Eintritts in den Ruhestand oder einvernehmlich endet.

6.1.1  If the service or employment relationship of the beneficiary ends after the end of the waiting period but before the subscription rights are exercised and if this termination is for reasons other than the expiry of a specified time limit, retirement or termination by mutual consent, the subscription rights lapse without replacement at the end of the next exercise period, irrespective of whether the conditions for exercise were met at that time. In the event of an extraordinary termination of the service or employment relationship by Mynaric or the respective employing company for a reason in the person or behaviour of the holder of the subscription rights, the subscription rights expire at the time of the termination of the service or employment relationship without replacement or compensation.

6.1.1  Endet das Dienst- oder Arbeitsverhältnis des Bezugsberechtigten nach Ablauf der Wartezeit, aber vor Ausübung der Bezugsrechte und erfolgt diese Beendigung aus anderen Gründen als dem Ablauf einer vorgesehenen Befristung, dem Eintritt in den Ruhestand oder einer einvernehmlichen Beendigung, so verfallen die Bezugsrechte mit Ablauf des nächstfolgenden Ausübungszeitraumes ersatzlos, und zwar unabhängig davon, ob zu diesem Zeitpunkt die Voraussetzungen für die Ausübung vorlagen. Im Falle einer außerordentlichen Kündigung des Dienst- oder Arbeitsverhältnisses durch Mynaric bzw. das jeweilige Anstellungsunternehmen aus einem in der Person oder im Verhalten des Bezugsrechtsinhabers liegenden Grund verfallen die Bezugsrechte zum Zeitpunkt der Beendigung des Dienst-oder Arbeitsverhältnisses ersatz-und entschädigungslos.

6.1.2  If the beneficiary’s service or employment relationship ends before the end of the waiting period and if this termination occurs for reasons other than the expiry of a specified time limit, retirement or termination by mutual consent, the subscription rights lapse at the time when one or more of the conditions specified therein cease to apply, i.e. they lapse without replacement or compensation as soon as notice of termination is given.

6.1.2  Endet das Dienst-oder Arbeitsverhältnis des Bezugsberechtigten vor Ablauf der Wartezeit und erfolgt diese Beendigung aus anderen Gründen als dem Ablauf einer vorgesehenen Befristung, dem Eintritt in den Ruhestand oder einer einvernehmlichen Beendigung, so verfallen die Bezugsrechte im Zeitpunkt des Wegfalls einer oder mehrerer der dort genannten Voraussetzungen, d. h. sie verfallen bereits mit Ausspruch der Kündigung, ersatz- und entschädigungslos.

6.1.3 The right to terminate the service or employment relationship by the Company remains unaffected by the above provisions.	6.1.3 Das Recht zur Kündigung des Dienst-oder Arbeitsverhältnisses durch die Gesellschaft bleibt von den vorstehenden Vorschriften unberührt.

6.2  If a company or part of a company with which the holder of subscription rights is in a service or employment relationship or to which he is assigned leaves the group of companies in the Mynaric Group included in the stock option program in accordance with the resolution of the Annual General Meeting, the subscription rights expire at the end of the next exercise period.

6.2  Scheidet ein Betrieb oder ein Betriebsteil, mit dem der Bezugsrechtsinhaber in einem Dienst-oder Arbeitsverhältnis steht oder dem er zuzuordnen ist, aus dem Kreis der gemäß Beschluss der Hauptversammlung in das Aktienoptionsprogramm einbezogenen Unternehmen des Mynaric-Konzerns aus, so verfallen die Bezugsrechte mit Ablauf des nächstfolgenden Ausübungszeitraumes.

6.3  Exceptions to the regulations in Item 6.1 and Item 6.2 can be determined in favour of the holders of subscription rights in individual cases or generally by Mynaric through written declaration. If such a determination is made, Mynaric can also determine that the exercise of subscription rights can take place under the conditions of the last expired exercise period.

6.3  Ausnahmen von den Regelungen in Ziffer 6.1 und Ziffer 6.2 können zugunsten der Bezugsrechtsinhaber im Einzelfall oder generell von Mynaric durch schriftliche Erklärung bestimmt werden. Wird eine solche Bestimmung getroffen, so kann Mynaric auch bestimmen, dass die Ausübung der Bezugsrechte zu den Bedingungen des letzten abgelaufenen Ausübungszeitraumes erfolgen kann.

7. No transferability of subscription rights/heritage	7. Keine Übertragbarkeit der Bezugsrechte/Vererblichkeit

7.1 Subscription rights are not transferable by legal transaction.	7.1 Bezugsrechte sind rechtsgeschäftlich nicht übertragbar.

7.2  However, subscription rights are hereditary. A transfer for the fulfilment of legacies is also permissible. The subscription rights may only be exercised by the respective beneficiary himself or by his heirs or legatees. If subscription rights can no longer be exercised in accordance with the above provision, they shall expire without replacement or compensation. This does not affect the provision on the authorisation to reissue lapsed subscription rights to beneficiaries. Mynaric is entitled to demand sufficient proof of inheritance and legal succession.

7.2  Bezugsrechte sind jedoch vererblich. Ebenfalls ist eine Übertragung zur Erfüllung von Vermächtnissen zulässig. Die Bezugsrechte können nur durch den jeweiligen Bezugsberechtigten selbst oder seine Erben oder Vermächtnisnehmer ausgeübt werden. Können Bezugsrechte nach Maßgabe der vorstehenden Regelung nicht mehr ausgeübt werden, so verfallen sie ersatz-und entschädigungslos. Die Bestimmung über die Ermächtigung zur erneuten Ausgabe von verfallenen Bezugsrechten an Bezugsberechtigte bleibt davon unberührt. Mynaric ist berechtigt, einen ausreichenden Nachweis für den Erbfall und die Rechtsnachfolge zu verlangen.

8. Taxes and other expenses	8. Steuern und sonstige Aufwendungen

8.1 Any taxes or other expenses incurred by the beneficiary in connection with the exercise of subscription rights, the delivery of shares or payments shall be borne by the beneficiary.

8.1  Etwaige Steuern oder sonstige Aufwendungen, die im Zusammenhang mit der Ausübung von Bezugsrechten, der Lieferung von Aktien oder Zahlungen beim Bezugsberechtigten anfallen, sind vom Bezugsberechtigten zu tragen.

8.2  After the exercise of subscription rights, wage tax and other taxes and duties, including social security contributions, shall be withheld from the monetary advantage of the persons entitled to subscribe in accordance with the law applicable at the relevant time.

8.2  Auf den geldwerten Vorteil der Bezugsberechtigten werden nach Ausübung der Bezugsrechte nach Maßgabe des im maßgeblichen Zeitpunkt geltenden Rechts Lohnsteuer sowie andere Steuern und Abgaben, einschließlich Sozialabgaben, einbehalten.

9. Adjustments due to changes in share capital or structural measures; entitlement to cash compensation in certain cases	9. Anpassungen aufgrund von Änderungen des Grundkapitals oder Strukturmaßnahmen; Anspruch auf Barausgleich in bestimmten Fällen

9.1 If Mynaric carries out capital or structural measures within the term of the subscription rights or if third parties acquire a significant share in Mynaric, the following regulations apply:

9.1  Führt die Mynaric innerhalb der Laufzeit der Bezugsrechte Kapital- oder Strukturmaßnahmen durch oder erwerben Dritte eine wesentliche Beteiligung an der Mynaric, gelten die nachfolgenden Regelungen:

9.2  In the event of a capital increase from company funds through the issue of new shares, instead of a reduction of the exercise price, the conditional capital in accordance with § 218 German Stock Corporation Act will be increased in the same proportion as the share capital. The number of shares that can be subscribed per subscription right is increased in the same proportion.

9.2  Im Falle einer Kapitalerhöhung aus Gesellschaftsmitteln durch Ausgabe neuer Aktien wird – anstelle einer Ermäßigung des Ausübungspreises – das Bedingte Kapital gemäß § 218 AktG im gleichen Verhältnis wie das Grundkapital erhöht. Im gleichen Verhältnis erhöht sich die Anzahl der Aktien, die je Bezugsrecht bezogen werden können.

9.3  In the event of a capital increase against contributions or an issue of securities with conversion or option rights, the exercise price per share is reduced by the amount calculated from the arithmetic mean of the subscription right prices of the subscription rights to which the shareholders are entitled as a result of the capital increase, based on one share, on all days of their trading in Xetra on the Frankfurt Stock Exchange. There is no reduction in the exercise price if, as a result of the capital increase, the beneficiaries are granted direct or indirect subscription rights that place them in the same position as if they had already exercised their subscription rights under the stock option program. If no subscription rights are traded, § 216 (3) German Stock Corporation Act applies accordingly. § Section 9 (1) of the German Stock Corporation Act remains unaffected.

9.3  Im Fall einer Kapitalerhöhung gegen Einlagen oder einer Begebung von Wertpapieren mit Wandlungs- oder Optionsrechten ermäßigt sich der Ausübungspreis je Aktie um den Betrag, der sich aus dem arithmetischen Mittel der Bezugsrechtskurse der den Aktionären auf Grund der Kapitalerhöhung zustehenden Bezugsrechte, bezogen auf eine Aktie, an allen Tagen ihres Handels im Xetra- Handel an der Frankfurter Wertpapierbörse errechnet. Eine Ermäßigung des Ausübungspreises tritt nicht ein, wenn den Bezugsberechtigten auf Grund der Kapitalerhöhung ein mittelbares oder unmittelbares Bezugsrecht eingeräumt wird, das sie so stellt, als hätten sie ihre Bezugsrechte aus dem Aktienoptionsprogramm bereits ausgeübt. Findet kein Bezugsrechtshandel statt, gilt § 216 Abs. 3 AktG entsprechend. § 9 Abs. 1 AktG bleibt unberührt.

9.4  In the event of a capital reduction, the exercise price remains unchanged if the number of shares remains unchanged as a result of the capital reduction or if the capital reduction is linked to a capital repayment or a purchase of own

9.4  Im Falle einer Kapitalherabsetzung bleibt der Ausübungspreis unverändert, wenn durch die Kapitalherabsetzung die Anzahl der Aktien unverändert bleibt oder die Kapitalherabsetzung mit einer Kapitalrückzahlung oder einem entgeltlichen Erwerb eigener Aktien shares against payment. In the event of a capital reduction by combining shares without capital repayment or acquisition of own shares against payment and in the event of an increase in shares without capital change (share split), the subscription right is adjusted in such a way that the number of shares to be granted for a subscription right is reduced or increased accordingly in proportion to the capital reduction or share split. The exercise price remains unaffected.

verbunden ist. Im Falle einer Kapitalherabsetzung durch Zusammenlegung von Aktien ohne Kapitalrückzahlung oder entgeltlichem Erwerb eigener Aktien und im Falle einer Erhöhung der Aktien ohne Kapitalveränderung (Aktiensplitt) wird das Bezugsrecht so angepasst, dass die Anzahl der für ein Bezugsrecht zu gewährenden Aktien im Verhältnis der Kapitalherabsetzung oder des Aktiensplitts entsprechend verringert oder erhöht werden. Der Ausübungspreis bleibt hiervon unberührt.

9.5 In the event of a change of control (acquisition of more than 50% of the shares of the Company by a new shareholder), the following shall apply:	9.5 Im Falle eines Change of Control (Erwerb von mehr als 50 % der Aktien der Gesellschaft durch einen neuen Aktionär) gilt folgendes:

9.5.1 If the waiting period (item 2.4) has expired at the time the Change of Control takes effect, option rights can be exercised within the next exercise period.	9.5.1 Soweit zum Zeitpunkt des Wirksamwerdens des Change of Controls die Wartezeit (Ziffer 2.4) abgelaufen ist, können Optionsrechte innerhalb des nächsten Ausübungszeitraums ausgeübt werden.

If the conditions for exercising the options are not met, the beneficiary and Mynaric can declare their resignation in accordance with item 9.5.2, in which case a value adjustment must be paid in accordance with item 9.5.2.

Liegen die Ausübungsvoraussetzungen nicht vor, können der Bezugsberechtigte und Mynaric nach Maßgabe des Ziffer 9.5.2 den Rücktritt erklären, in diesem Fall ist ein Wertausgleich gemäß Ziffer 9.5.2 zu zahlen.

9.5.2  If the waiting period (item 2.4) has not yet expired at the time the change of control takes effect, the rightful claimant is entitled to waive the subscription rights granted to him/her by the granted subscription rights by means of a unilateral declaration to Mynaric (withdrawal). Such a declaration of withdrawal must be received by the company within a period of two weeks from the publication of the Change of Control. It must be in writing, whereby transmission by fax within the deadline is sufficient if the original of the declaration follows within one week of receipt of the fax. A declaration by e-mail is also permissible within the deadline if it contains the original of the signed reference declaration as a file attachment (e.g. in pdf or tif format) and the original follows the declaration within one week of receipt of the e-mail.

9.5.2  Ist die Wartezeit (Ziffer 2.4) zum Zeitpunkt des Wirksamwerden des Change of Control noch nicht abgelaufen, steht dem Bezugsberechtigten das Recht zu, auf die ihm durch die gewährten Bezugsrechte eingeräumten Bezugsrechte durch einseitige Erklärung gegenüber der Mynaric zu verzichten (Rücktritt). Eine solche Rücktrittserklärung muss der Gesellschaft innerhalb einer Frist von zwei Wochen seit der Veröffentlichung des Change of Control zugehen. Sie bedarf der Schriftform, wobei eine Übersendung per Telefax innerhalb der Frist ausreicht, wenn das Original der Erklärung innerhalb einer Woche seit Zugang des Telefaxes folgt. Eine Erklärung per E-Mail ist ebenfalls fristwahrend zulässig, wenn sie das Original der unterzeichneten Bezugserklärung als Dateianhang (z. B. im pdf- oder tif-Format) enthält und das Original der Erklärung innerhalb einer Woche seit Zugang des E-Mails folgt.

If a subscription right holder withdraws in accordance with this provision, he is entitled to payment of a full value compensation for each subscription right against Mynaric. This claim is calculated as follows: The purchase price paid for a no-par value share in the company is decisive, less the exercise price to be paid by the person entitled to subscribe. If the buyer increases the purchase price at a later date, the value of the shares will be increased accordingly.

Tritt ein Bezugsrechtsinhaber nach Maßgabe dieser Bestimmung zurück, steht ihm ein Anspruch auf Zahlung eines vollen Wertausgleichs für jedes Bezugsrecht gegen die Mynaric zu. Dieser Anspruch berechnet sich wie folgt: Maßgeblich ist der bezahlte Kaufpreis für eine Stückaktie der Gesellschaft, abzüglich des vom Bezugsberechtigten zu zahlenden Ausübungspreises. Soweit der Käufer den Kaufpreis zu einem späteren Zeitpunkt erhöht, erhöht sich der Wertausgleich entsprechend.

It is clarified that the claim to payment of the value adjustment can arise independently of the fulfilment of the performance targets (item 4).	Es wird klargestellt, dass der Anspruch auf Zahlung des Wertausgleichs unabhängig von der Erfüllung der Erfolgsziele (Ziffer 4) entstehen kann.

9.6 The provisions of item 9.5.2 above shall also apply in the following cases:	9.6 Die Bestimmungen des vorstehenden Ziffer 9.5.2 gelten auch in folgenden Fällen:

9.6.1 Resolution of the annual general meeting of Mynaric in the following cases:	9.6.1 Beschlussfassung der Hauptversammlung der Mynaric in folgenden Fällen:

• Approval of the merger of Mynaric with another company;	• Zustimmung zur Verschmelzung der Mynaric auf eine andere Gesellschaft;

• Consent to the transfer of the assets of Mynaric to another company;	• Zustimmung zur Übertragung des Vermögens der Mynaric auf eine andere Gesellschaft;

• Approval of the change of Mynaric’s legal form into a company form whose shares are not tradable on the stock exchange;	• Zustimmung zum Formwechsel der Mynaric in eine Gesellschaftsform, deren Anteile nicht an der Börse handelbar sind;

• Consent to the conclusion of an affiliation agreement, in particular a profit transfer and/or control agreement by Mynaric as a sub-company;	• Zustimmung zum Abschluss eines Unternehmensvertrages, insbesondere eines Gewinnabführungs- und/oder Beherrschungsvertrages durch die Mynaric als Untergesellschaft;

• Resolution on the integration of Mynaric into another company in accordance with §§ 319 et seq. German Stock Corporation Act.	• Beschlussfassung über die Eingliederung der Mynaric in eine andere Gesellschaft gemäß §§ 319 ff. AktG.

In this case, the two-week period begins on the day of the resolution of the annual general meeting. A later cancellation of the resolution does not affect a right of withdrawal already exercised.	Die 2-Wochen-Frist beginnt in diesem Fall an dem Tag der Beschlussfassung der Hauptversammlung. Eine spätere Aufhebung des Beschlusses ist ohne Einfluss auf ein bereits ausgeübtes Rücktrittsrecht.

9.6.2  Discontinuation of trading of Mynaric shares (delisting), whereby a discontinuation of trading is not constituted if the shares of Mynaric or rights or certificates representing such shares are still traded on any other domestic or foreign stock exchange. It is further clarified that a change of the market segment does not constitute a right of withdrawal in the sense of this provision.

9.6.2  Einstellung des Börsenhandels der Aktien der Mynaric (Delisting), wobei eine Einstellung des Börsenhandels der Aktien der Mynaric im Sinne dieser Vorschrift nicht vorliegt, sofern die Aktien der Mynaric oder solche vertretenden Rechte oder Zertifikate noch an einer anderen in- oder ausländischen Börse gehandelt werden. Es wird ferner klargestellt, dass ein Wechsel des Marktsegments kein Rücktrittsrecht im Sinne dieser Vorschrift begründet.

9.7 In the event of a squeeze-out of minority shareholders of Mynaric by a major shareholder (squeeze-out, §§ 327a et seq. German Stock Corporation Act), the following applies:	9.7 Im Falle eines Ausschlusses von Minderheitsaktionären der Mynaric durch einen Hauptaktionär (Squeeze-Out, §§ 327a ff. AktG) gilt folgendes:

9.7.1  To the extent that the waiting period (item 2.4) has expired at the time of the entry of the transfer resolution by the annual general meeting of shareholders in the commercial register of Mynaric, the subscription rights are deemed to have been exercised upon the entry of the transfer resolution. Instead of a claim to the delivery of shares, the holder of subscription rights is only entitled to payment of a cash settlement against the principal shareholder. The cash settlement is calculated according to the following formula:

Cash settlement per no-par value share of Mynaric ./. exercise price.

The entitlement to payment of the cash settlement is due at the time the transfer resolution is entered in the commercial register of Mynaric. Mynaric already now declares to the beneficiary in a binding manner that it will be liable for the payment of the above cash settlement by the main shareholder as if it were its own debt (joining of debt). If the cash settlement for the transferred shares is increased (e.g. due to a judicial appraisal procedure), this increase also applies to the subscription rights.

9.7.1  Soweit zum Zeitpunkt der Eintragung des Übertragungsbeschlusses durch die Hauptversammlung in das Handelsregister der Mynaric die Wartezeit (Ziffer 2.4) abgelaufen ist, gelten die Bezugsrechte mit der Eintragung des Übertragungsbeschlusses als ausgeübt. Statt eines Anspruchs auf Lieferung von Aktien steht dem Bezugsrechtsinhaber ausschließlich ein Anspruch auf Zahlung eines Barausgleichs gegen den Hauptaktionär zu. Der Barausgleich berechnet sich nach folgender Formel:

Barabfindung je Stückaktie der Mynaric ./. Ausübungspreis.

Der Anspruch auf Zahlung des Barausgleichs wird fällig zum Zeitpunkt der Eintragung des Übertragungsbeschlusses in das Handelsregister der Mynaric. Die Mynaric erklärt gegenüber dem Bezugsberechtigten bereits jetzt verbindlich, für die Zahlung des vorstehenden Barausgleichs durch den Hauptaktionär wie für eine eigene Schuld einzustehen (Schuldbeitritt). Soweit sich die Barabfindung für die übertragenen Aktien erhöht (z. B. aufgrund eines Spruchverfahrens), gilt diese Erhöhung auch für die Bezugsrechte.

9.7.2 If the waiting period (Item 2.4) has not yet expired at the time of the entry of the transfer resolution in the commercial register of Mynaric, the

9.7.2  Ist die Wartezeit (Ziffer 2.4) zum Zeitpunkt der Eintragung des Übertragungsbeschlusses in das Handelsregister der Mynaric noch nicht abgelaufen, gilt die vorstehende Vorschrift mit der Maßgabe, dass die above provision shall apply with the proviso that the subscription rights shall expire upon entry of the transfer resolution in the commercial register of Mynaric, i.e. the person entitled to subscription rights shall also in this case be entitled to payment of a cash settlement against Mynaric. In this case the value of the subscription rights is also calculated according to the above item 9.7.1.

Bezugsrechte mit Eintragung des Übertragungsbeschlusses in das Handelsregister der Mynaric verfallen, d. h. dem Bezugsberechtigten steht auch in diesem Fall ein Anspruch auf Zahlung eines Barausgleichs gegen die Mynaric zu. Der Wert der Bezugsrechte berechnet sich in diesem Fall ebenfalls nach vorstehender Ziffer 9.7.1.

10.  Limitations of liability

The liability of Mynaric or the companies belonging to the Mynaric group, their legal representatives, employees and vicarious agents is limited to intent and gross negligence. Liability for consequential damages and loss of profit is excluded.

10.  Haftungsbeschränkungen

Die Haftung von Mynaric oder den zum Mynaric-Konzern gehörenden Unternehmen, ihren gesetzlichen Vertretern, Arbeitnehmern und Erfüllungsgehilfen ist auf Vorsatz und grobe Fahrlässigkeit beschränkt. Die Haftung für Folgeschäden und entgangenen Gewinn ist ausgeschlossen.

11. Exchange rate risks, tax risks	11. Kursrisiken, Steuerliche Risiken

11.1  Mynaric and/or the companies involved do not accept any liability for the general market development and the price development of the company’s shares after the issue of subscription rights or the exercise of subscription rights or for any other time or period. In particular, there is therefore no guarantee that beneficiaries who exercise subscription rights will receive an economic advantage amounting to the difference between the exercise price and the current market price or that they will be able to sell the subscribed shares at a profit. The acceptance and exercise of subscription rights is therefore solely at the risk of the respective beneficiary.

11.1  Mynaric und/oder die beteiligten Unternehmen übernehmen keinerlei Gewähr für die allgemeine Marktentwicklung und die Kursentwicklung der Aktie der Gesellschaft nach der Ausgabe von Bezugsrechten oder der Ausübung von Bezugsrechten oder für irgendeinen anderen Zeitpunkt oder Zeitraum. Es besteht daher insbesondere keine Gewähr, dass Bezugsberechtigte, die Bezugsrechte ausüben, einen wirtschaftlichen Vorteil in Höhe der Differenz zwischen Ausübungspreis und aktuellem Börsenkurs erhalten oder in der Lage sind, die bezogenen Aktien mit Gewinn zu veräußern. Die Annahme und die Ausübung von Bezugsrechten erfolgt daher allein auf Risiko des jeweiligen Bezugsberechtigten.

11.2  Mynaric and/or the companies involved do not guarantee that taxes and duties to be withheld in accordance with item 8 or taxes and duties to be paid by the beneficiary will only be levied on the difference between the exercise price and the current stock exchange price when the subscription rights are exercised or when the shares are delivered, on a profit actually achieved through sale or on another specific amount. Beneficiaries are requested to seek tax advice.

11.2  Mynaric und/oder die beteiligten Unternehmen übernehmen keinerlei Gewähr dafür, dass gemäß Ziffer 8 einzubehaltende Steuern und Abgaben oder vom Bezugsberechtigten zu zahlende Steuern und Abgaben nur auf den Differenzbetrag zwischen Ausübungspreis und aktuellem Börsenkurs bei Ausübung der Bezugsrechte oder bei Lieferung der Aktien, auf einen durch Veräußerung tatsächlich erzielten Gewinn oder auf einen anderen bestimmten Betrag, erhoben werden. Die Bezugsberechtigten sind aufgefordert, sich steuerlich beraten zu lassen.

12. Prohibition of insider trading	12. Insiderhandelsverbot

12.1  In accordance with Article 7 of the Market Abuse Regulation (Regulation (EU) 596/2014), some of the beneficiaries are considered to be insiders due to their function as a member of Mynaric’s Management Board or due to the proper knowledge of non-publicly known insider information as a result of their activities or duties. Among other things, insiders are prohibited from acquiring or selling shares in Mynaric using their knowledge of insider information. This applies even after the holders of subscription rights have left the employment relationship, provided they have inside information for whatever reason.

12.1  Gemäß Artikel 7 Marktmissbrauchsverordnung (VO (EU) 596/2014) gelten Teile der Bezugsberechtigten aufgrund ihrer Funktion als Mitglied des Vorstandes der Mynaric oder auf Grund der bestimmungsgemäßen Kenntnis von nicht öffentlich bekannten Insider-Informationen durch ihre Tätigkeit oder Aufgabe als Insider. Insidern ist es unter anderem verboten, unter Ausnutzung ihrer Kenntnis von Insider-Informationen, Aktien der Mynaric zu erwerben oder zu veräußern. Dies gilt auch noch nach dem Ausscheiden der Bezugsrechtsinhaber aus dem Anstellungsverhältnis, soweit sie gleich aus welchen Gründen über Insider-Informationen verfügen.

12.2  Each holder of subscription rights is personally responsible for ensuring that he/she does not sell shares in Mynaric which he/she acquires as a result of exercising subscription rights in violation of insider trading prohibitions. The determination of exercise periods in accordance with item 2.3 does not constitute a guarantee that a sale of Mynaric shares within the exercise periods or subsequently does not violate insider trading prohibitions.

12.2  Jeder Bezugsrechtsinhaber ist persönlich verantwortlich dafür, dass er Aktien der Mynaric, die er aufgrund der Ausübung von Bezugsrechten erwirbt, nicht unter Verstoß gegen Insiderhandelsverbote veräußert. Die Festlegung von Ausübungszeiträumen gemäß Ziffer 2.3 stellt keine Gewähr dafür dar, dass eine Veräußerung von Aktien der Mynaric innerhalb der Ausübungszeiträume oder im Anschluss hieran nicht gegen Insiderhandelsverbote verstößt.

12.3  Before exercising subscription rights or selling shares, each holder of subscription rights is obliged to inform himself about the respective legal situation regarding insider trading prohibitions under German law as well as insider trading prohibitions under other than German legal norms that could affect the holder of subscription rights.

12.3  Jeder Bezugsrechtsinhaber ist verpflichtet, sich vor der Ausübung von Bezugsrechten oder der Veräußerung von Aktien über die jeweilige Rechtslage betreffend Insiderhandelsverbote nach deutschem Recht sowie über Insiderhandelsverbote nach anderen als den deutschen Rechtsnormen, die den Bezugsrechtsinhaber betreffen könnten, zu informieren.

13.  No company practice or entitlement to repeated grant

The subscription rights are granted as a voluntary benefit by the respective participating company in cooperation with Mynaric. Therefore, even in the case of repeated granting of subscription rights (even without a voluntary reservation), no claims whatsoever arise against the participating company or Mynaric for the renewed granting of subscription rights or for similar or equivalent services. This also applies if subscription rights expire for whatever reason without being exercised.

13.  Keine betriebliche Übung oder Anspruch auf wiederholte Gewährung

Die Gewährung der Bezugsrechte erfolgt als freiwillige Leistung des jeweiligen beteiligten Unternehmens in Zusammenarbeit mit der Mynaric. Auch bei wiederholter Gewährung von Bezugsrechten (selbst ohne Freiwilligkeitsvorbehalt) entstehen daher keinerlei Ansprüche gegen das beteiligte Unternehmen oder die Mynaric auf die erneute Gewährung von Bezugsrechten oder auf ähnliche oder gleichwertige Leistungen. Dies gilt auch dann, wenn Bezugsrechte gleich aus welchen Gründen verfallen sind, ohne dass sie ausgeübt wurden.

14. Applicable law, place of performance and jurisdiction	14. Anwendbares Recht, Erfüllungsort und Gerichtsstand

14.1  The form and content of the subscription rights, the option conditions and the individual agreement as well as all resulting rights and obligations of the holders of subscription rights, the companies involved or Mynaric are determined in every respect according to the law of the Federal Republic of Germany, excluding the regulations of international private law and the uniform UN Convention on Contracts for the International Sale of Goods.

14.1  Form und Inhalt der Bezugsrechte, der Optionsbedingungen und der Individualvereinbarung sowie alle sich daraus ergebenden Rechte und Pflichten der Bezugsrechtsinhaber, der beteiligten Unternehmen oder der Mynaric bestimmen sich in jeder Hinsicht nach dem Recht der Bundesrepublik Deutschland unter Ausschluss der Regelungen des internationalen Privatrechts und des einheitlichen UN-Kaufrechts.

14.2  Place of performance as well as non-exclusive jurisdiction for all legal disputes arising from or in connection with the subscription rights and the matters regulated in these option conditions is Munich.

14.2  Erfüllungsort sowie nicht ausschließlicher Gerichtsstand für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit den Bezugsrechte und den in diesen Optionsbedingungen geregelten Angelegenheiten ist München.

15. Miscellaneous	15. Sonstiges

15.1 The subscription rights are not securitised. The transfer of subscription rights to a securities account at a bank is excluded.	15.1 Die Bezugsrechte werden nicht verbrieft. Die Übertragung der Bezugsrechte auf ein Depot bei einer Bank ist ausgeschlossen.

15.2  If, during the term of the subscription rights, changes in stock exchange practices occur which make the implementation of these exercise conditions or individual provisions significantly more difficult or impossible, Mynaric is entitled to make an appropriate adjustment.

15.2  Kommt es während der Laufzeit der Bezugsrechte zu Änderungen der Börsenusancen, die eine Durchführung dieser Ausübungsbedingungen oder einzelner Bestimmungen wesentlich erschweren oder unmöglich machen, so ist Mynaric berechtigt, eine angemessene Anpassung vorzunehmen.

15.3  Should one of the provisions of these option conditions be or become invalid or impracticable, the validity or practicability of the remaining provisions shall remain unaffected. A gap resulting from the invalidity or impracticability of a provision as well as any other gaps will be filled in analogously by way of supplementary interpretation of the contract taking into account the interests of the parties involved. This shall also apply insofar as the measure of a service or time (deadline, dates) is affected; in such cases, a legally permissible measure of the service or time (deadline, date) which comes as close as possible to the intended measure shall replace the measure initially agreed.

15.3  Sollte eine der Bestimmungen dieser Optionsbedingungen unwirksam oder undurchführbar sein oder werden, so bleibt die Wirksamkeit oder die Durchführbarkeit der übrigen Bestimmungen davon unberührt. Eine durch die Unwirksamkeit oder Undurchführbarkeit einer Bestimmung entstehende Lücke sowie etwaige andere Lücken werden im Wege ergänzender Vertragsauslegung unter Berücksichtigung der Interessen der Beteiligten sinngemäß ausgefüllt. Dies gilt auch, soweit das Maß einer Leistung oder Zeit (Frist, Termine) betroffen ist; es tritt in solchen Fällen ein dem Gewollten möglichst nahe kommendes rechtlich zulässiges Maß der Leistung oder Zeit (Frist, Termin) an die Stelle des zunächst Vereinbarten.

15.4 Headings are for guidance only and shall not be used in the interpretation.	15.4 Überschriften dienen lediglich der Orientierung und sind bei der Auslegung nicht heranzuziehen.
15.5 The German wording of this option conditions is decisive.	15.5 Die deutsche Fassung dieser Optionsbedingungen ist ausschlaggebend.

Gilching, September 2021

Management Board

Bulent Altan	Stefan Berndt-von Bülow